Exhibit 99.1

Press Release

Contacts:	Roger G. Stoll, Ph.D.	Jane Lin/Dian Griesel, Ph.D.
	Chairman, President and CEO	The Investor Relations Group
	Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

CORTEX REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

IRVINE, CA (September 22, 2003) — Cortex Pharmaceuticals, Inc. (AMEX: COR) announced the results of its operations for the fourth quarter and fiscal year ended June 30, 2003.

For the fourth quarter ended June 30, 2003, Cortex reported a net loss of $85,000 ($0.01 per share) compared with a net loss of $383,000 ($0.02 per share) for the corresponding quarter in 2002. For the fiscal year ended June 30, 2003, Cortex reported a net loss of $1,175,000 ($0.07 per share). This compares with a net loss of $983,000 ($0.06 per share) for the prior fiscal year.

Operating results for the year ended June 30, 2003 reflect the timing of revenues from collaborative agreements. Compared to the prior year, fiscal 2003 revenues decreased due to a $2,000,000 milestone from NV Organon in September 2001.

Expenses for the year ended June 30, 2003 decreased relative to the prior year due to timing of clinical expenses, technology access fees related to the Organon milestone in the prior year, and implemented manpower and associated cost reductions.

“As we announced last month, we recently completed a private placement of our common stock that provided us with $5,000,000 of gross proceeds,” said Roger G. Stoll, Ph.D., President and Chief Executive Officer of Cortex. “With the scheduled research support payments from Servier and the proceeds from this financing, we strengthened our balance sheet and secured the resources necessary to accelerate the development of some of our second generation AMPAKINE® compounds, including CX717.”

About Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act on the AMPA receptors on neurons to increase the strength of signals at connections between these brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in various neurological and psychiatric diseases. The AMPAKINE compounds are currently being evaluated in clinical trials for treatment of Alzheimer’s disease, Mild Cognitive Impairment, schizophrenia, fragile X syndrome, autism and sleep deprivation effects. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders. (http://www.cortexpharm.com/)

Forward Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to obtain additional capital needed to continue its operations; that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

(table follows)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	(Unaudited) Three months ended June 30,		Years ended June 30,
	2003	2002	2003	2002
Operating revenues	$1,349	$1,106	$5,232	$6,432
Operating expenses:
Research and development	877	1,020	3,801	5,043
General and administrative	558	479	2,620	2,444

Total operating expenses	1,435	1,499	6,421	7,487

Loss from operations	(86)	(393)	(1,189)	(1,055)
Interest income, net	1	10	14	72

Net loss	$(85)	$(383)	$(1,175)	$(983)

Net loss per share, basic and diluted	$(0.01)	$(0.02)	$(0.07)	$(0.06)

Shares used in computing net loss per share	16,910	16,849	16,868	16,712

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,
	2003	2002
Assets:
Cash and cash equivalents	$1,125	$1,849
Restricted cash	84	181
Other current assets	639	466

Total current assets	1,848	2,496

Furniture, equipment and leasehold improvements, net	298	452
Other assets	33	33

Total assets	$2,179	$2,981

Liabilities and stockholders’ deficit:
Current liabilities	$1,335	$659
Unearned revenues—current	2,017	2,187
Unearned revenues—non-current	247	727
Stockholders’ deficit	(1,420)	(592)

Total liabilities and stockholders’ deficit	$2,179	$2,981

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